Exhibit 10.8*

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT NATIONAL BANCSHARES

CORPORATION AND FIRST NATIONAL BANK

This FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and made effective as of December 15, 2012 between National Bancshares Corporation, an Ohio Corporation, and First National Bank, a federally chartered National Bank, Orrville, Ohio (collectively, the “Bank”), and David C. Vernon, an individual (“Employee”).

A. The Bank and the Employee entered into an Employment Agreement (the “Agreement”) on December 6, 2006, which provided for a fixed term of employment of twelve full months, beginning November 14, 2006. The Agreement has been amended four times and was last amended on September 20, 2011. By that last amendment, the Employment Period was extended through April 24, 2014.

B. The Parties agree that the Employment Agreement presently requires that the Bank pay Employee Nine Thousand Five Hundred Dollars ($9,500.00) per month for the Employment Period which ends on April 24, 2014;

C. The Bank and Employee have agreed to accelerate the payment schedule set forth above.

D. The Employee has voluntarily agreed to terminate his relationship with the Bank as both a Consultant and Director.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Fifth Amendment, the Bank and the Employee agree as follows:

1. Section 1. Term of Employment. Section 1 of the Agreement, as last amended on September 20, 2011, is hereby amended a fifth time by deleting “The Employment Period will end on April 24, 2014 and substituting “The Employment Period shall expire on December 31, 2012.”

2. Section 2. Duties. Section 2 of the Agreement, as last amended on September 20, 2011, is hereby amended again by deleting the current text in its entirety and substituting in all of the following text: From January 1, 2012 through December 31, 2012, Employee shall serve the Bank, the Board and successor management to consult with regard to his banking and financial services expertise and make it available to those parties,

3. Section 3.1 Salary. Section 3.1 of the Agreement, which was last amended on September 20, 2011, is hereby amended again by adding the following text:

On or before fifteen (15) days after the execution of this agreement, Bank shall pay employee sixteen (16) months of his compensation at the rate of Nine Thousand Five Hundred Dollars ($9,500) per month in one lump sum for a total of One Hundred Fifty Two Thousand Dollars ($152,000).

4. Section 4.1 Retirement as Director. On or before December 31, 2012 Employee will resign as a Director of Bank.

Section 4.2 Expenses. The Bank shall reimburse Employee for reasonable expenses incurred by him on behalf of the Bank in the performance of his duties provided Employee furnishes the Bank with the appropriate documentation required by the Internal Revenue Code and the regulations thereunder in connection with such expenses.

5. All provisions of the Agreement, other than as modified in the First Amendment dated November 20, 2007, the Second Amendment dated November 18, 2009, the Third Amendment dated December 21, 2010, the Fourth Amendment dated September 20, 2011 and this Fifth Amendment are hereby ratified and shall remain in full force and effect.

Intending to be legally bound, the Parties have executed this Fourth Amendment effective as of the date first above written.

NATIONAL BANCSHARES CORPORATION

By:	/s/ John W. Kropf

Its:	Chair

Date: 12/06/2012

FIRST NATIONAL BANK

By:	/s/ John W. Kropf

Its:	Chair

Date: 12/06/2012

DAVID C. VERNON

/s/ David C. Vernon

Date: 12/06/2012